EXHIBIT 4.1

CAL FUNDING II LIMITED
Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION
Indenture Trustee

______________________________

SERIES 2013-1 SUPPLEMENT

Dated as of March 28, 2013

to

INDENTURE

Dated as of October 18, 2012

______________________________

SERIES 2013-1 NOTES

TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

Page
EXHIBITS

EXHIBIT A-1	Form of 144A Book-Entry Note
EXHIBIT A-2	Form of Regulation S Temporary Book-Entry Note
EXHIBIT A-3	Form of Unrestricted Book-Entry Note
EXHIBIT A-4	Form of Note Issued to Institutional Accredited Investors
EXHIBIT B	Form of Certificate to be Given by Noteholders
EXHIBIT C	Form of Certificate to be Given by Euroclear or Clearstream
EXHIBIT D	Form of Certificate to be Given by Transferee of Beneficial Interest In a Regulation S Temporary Book-Entry Note
EXHIBIT E	Form of Transfer Certificate for Exchange or Transfer From 144A Book-Entry Note to Regulation S Book-Entry Note
EXHIBIT F	Form of Initial Purchaser Exchange Instructions

SCHEDULES

SCHEDULE 1	Series 2013-1 Minimum Targeted Principal Balances and Series 2013-1 Scheduled Targeted Principal Balances by Payment Date

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SERIES 2013-1 SUPPLEMENT, dated as of March 28, 2013 (as amended, modified and supplemented from time to time in accordance with the terms hereof, this “Supplement”), between CAL FUNDING II LIMITED, an exempted company with limited liability incorporated and existing under the laws of Bermuda (the “Issuer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Indenture Trustee (the “Indenture Trustee”).

WHEREAS, pursuant to the Indenture, dated as of October 18, 2012 (as amended and supplemented from time to time in accordance with its terms, the “Indenture”), between the Issuer and the Indenture Trustee, the Issuer may from time to time direct the Indenture Trustee to authenticate one or more new Series of Notes. The Principal Terms of any new Series are to be set forth in a Supplement to the Indenture.

WHEREAS, pursuant to this Supplement, the Issuer and the Indenture Trustee shall create a new Series of Notes (“Series 2013-1”) and specify the Principal Terms thereof.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions; Calculation Guidelines

Section 101.  Definitions.  (a)  Whenever used in this Supplement, the following words and phrases shall have the following meanings, and the definitions of such terms are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

“Accelerated Measurement Period” shall have the meaning set forth in Section 205(c) hereof.

“Advance Rate” means eighty-two percent (82%).

“Aggregate Series 2013-1 Note Principal Balance” means, as of any date of determination, an amount equal to the sum of the Series 2013-1 Note Principal Balances of all Series 2013-1 Notes then Outstanding, which as of the Closing Date shall be Two Hundred Twenty-Nine Million Dollars ($229,000,000).

“Closing Date” means March 28, 2013.

“Co-Manager” means each of Santander Investment Securities Inc., a corporation organized and existing under the laws of the State of Delaware and Merrill Lynch, Pierce, Fenner & Smith Incorporated, a corporation organized and existing under the laws of the State of Delaware.

“Control Party” means, with respect to Series 2013-1 Notes, the holders representing more than fifty percent (50%) of the then unpaid principal balance of all Series 2013-1 Notes then Outstanding.

“Default Interest” means, for any Payment Date, the amount of incremental interest payable on the Series 2013-1 Notes in accordance with the provisions of Section 203(b) hereof.

“DTC” shall have the meaning set forth in Section 207(b)(v) hereof.

“Funding Date” means the date on which all of the conditions precedent set forth in Section 501 hereof shall be satisfied.

“Initial Purchaser” means Wells Fargo Securities, LLC, a limited liability company organized under the laws of the State of Delaware.

“Interest Accrual Period” means, with respect to any Payment Date, the period from (and including) the 25th day of the immediately preceding month (or from (and including) the Closing Date, with respect to the first Payment Date) to (but excluding) the 25th day of the current month.

“Interest Rate Hedge Agreements” means an ISDA interest rate swap or cap agreement between the Issuer and the Interest Rate Hedge Provider named therein pursuant to which (i) the Issuer will receive payments from the Interest Rate Hedge Provider based on LIBOR and (ii) recourse by the Interest Rate Hedge Provider to the Issuer is limited to that portion of the Available Distribution Amount which pursuant to the terms of this Indenture is available for such payment.

“Interest Rate Hedge Provider” means any Person (other than the Issuer) that has entered into an Interest Rate Hedge Agreement with the Issuer until such Person is terminated or replaced under the related Interest Rate Hedge Agreement.

“Minimum Principal Payment Amount” means, for the Series 2013-1 Notes on each Payment Date, an amount equal to the excess, if any, of (x) the Aggregate Series 2013-1 Note Principal Balance as of such Payment Date (prior to giving effect to any principal payments scheduled to be paid with respect to the Series 2013-1 Notes on such Payment Date) over (y) the Minimum Targeted Principal Balance for the Series 2013-1 Notes for such Payment Date.

“Minimum Targeted Principal Balance” means, for the Series 2013-1 Notes for each Payment Date, subject to Section 205(c), the amount set forth opposite such Payment Date on Schedule 1 hereto under the column entitled “Minimum Targeted Principal Balance”.

“Notes” means the Series 2013-1 Notes.

“144A Book-Entry Notes” means the 144A Book-Entry Notes substantially in the form of Exhibit A-1 hereto.

“Overdue Rate” means, for any date of determination, an interest rate per annum equal to the sum of (i) the interest rate otherwise in effect hereunder plus (ii) two percent (2.00%).

“Permitted Non-U.S. Person” means any Person (i) who is not a U.S. Person and (ii) to whom the offer and sale of the Series 2013-1 Notes may be made without registration under the Securities Act in reliance upon Regulation S.

“Permitted Payment Date Withdrawal” means, with respect to Series 2013-1, either or both of the Permitted Interest Withdrawal, as such term is defined in Section 303 hereof, and/or the Permitted Principal Withdrawal, as such term is defined in Section 303(b) hereof.

“Qualified Institutional Buyers” shall have the meaning set forth in Section 207(a)(i) hereof.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Temporary Book-Entry Notes” means the Regulation S Temporary Book-Entry Notes substantially in the form of Exhibit A-2 hereto.

“Rule 144A” shall have the meaning set forth in Section 207(a)(i) hereof.

“Scheduled Principal Payment Amount” means, for the Series 2013-1 Notes on each Payment Date, an amount equal to the excess, if any, of (x) the Aggregate Series 2013-1 Note Principal Balance as of such Payment Date (after giving effect to any Minimum Principal Payment Amount actually paid on such Payment Date with respect to the Series 2013-1 Notes but prior to giving effect to any other principal payments scheduled to be paid with respect to the Series 2013-1 Notes on such Payment Date) over (y) the Scheduled Targeted Principal Balance for the Series 2013-1 Notes on such Payment Date.

“Scheduled Targeted Principal Balance” means, for the Series 2013-1 Notes for each Payment Date, subject to Section 205(c), the amount set forth opposite such Payment Date on Schedule 1 hereto under the column entitled “Scheduled Targeted Principal Balance”.

“Series 2013-1” means the Series of Notes the terms of which are specified in this Supplement.

“Series 2013-1 Expected Final Maturity Date” means the Payment Date occurring in March 2023.

“Series 2013-1 Legal Final Maturity Date” means the Payment Date occurring in March 2028.

“Series 2013-1 Note” means any one of the notes issued pursuant to the terms of Section 201(a) hereof, substantially in the forms of Exhibits A-1, A-2, A-3 and A-4 to this Supplement, and any and all replacements or substitutions of such note.

“Series 2013-1 Note Interest Payment” means, for each Series 2013-1 Note on each Payment Date, the amount set forth in Section 203(a) hereof (exclusive of any Default Interest).

“Series 2013-1 Note Interest Rate” means, for each Interest Accrual Period, an interest rate equal to three and thirty-five hundredths of one percent (3.35%) per annum.

“Series 2013-1 Note Principal Balance” means, with respect to each Series 2013-1 Note as of any date of determination, an amount equal to the excess of (x) the Series 2013-1 Note Principal Balance of such Series 2013-1 Note as of the Closing Date, over (y) the cumulative amount of all Minimum Principal Payment Amounts, Scheduled Principal Payment Amounts and any other principal payments actually paid to the Holder of such Series 2013-1 Note subsequent to the Closing Date.

“Series 2013-1 Note Purchase Agreement” means the Series 2013-1 Note Purchase Agreement, dated as of March 21, 2013 (as amended, restated, supplemented or modified from time to time), among the Issuer, Container Applications Limited, the Initial Purchaser and the Co-Managers.

“Series 2013-1 Noteholder” means, at any time of determination for the Series 2013-1 Notes, any Person in whose name a Series 2013-1 Note is registered in the Note Register.

“Series 2013-1 Related Documents” means any and all of the Indenture, this Supplement, the Series 2013-1 Notes, the Management Agreement, the Contribution and Sale Agreement, the Series 2013-1 Note Purchase Agreement, the Administration Agreement, the Manager Transfer Facilitator Agreement, each Interest Rate Hedge Agreement (upon execution thereof) and any and all other agreements, documents and instruments executed and delivered by or on behalf or in support of the Issuer with respect to the issuance and sale of the Series 2013-1 Notes, as any of the foregoing may from time to time be amended, modified, supplemented or renewed; provided, the term “Series 2013-1 Related Documents” shall not include the Members Agreement.

“Series 2013-1 Series Account” means the account of that name established in accordance with Section 301 hereof.

“Supplemental Principal Payment Amount” means, on each Payment Date, the amount of any Prepayment made in accordance with the provisions of Section 702(a) of the Indenture that is allocated to the Series 2013-1 Notes in accordance with such provision of the Indenture.

“Transferor” shall have the meaning set forth in Section 207(b)(v) hereof.

“Unrestricted Book-Entry Notes” means the Unrestricted Book-Entry Notes substantially in the form of Exhibit A-3 hereto.

“U.S. Person” has the meaning set forth in Regulation S.

(b)  Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Indenture or, if not defined therein, as defined in the Series 2013-1 Note Purchase Agreement.

(c)  References in this Supplement and any other Series 2013-1 Related Document to any section of the Uniform Commercial Code or the UCC shall mean, on or after the effective date of adoption of any revision to the Uniform Commercial Code or the UCC in the applicable jurisdiction, such revised or successor section thereto.

ARTICLE II

Creation of the Series 2013-1 Notes

Section 201.  Designation.

(a)  There is hereby created a Series of Notes to be issued in one class pursuant to the Indenture and this Supplement to be known as the “CAL Funding II Limited Fixed Rate Asset-Backed Notes, Series 2013-1” (the “Series 2013-1 Notes”).  The Series 2013-1 Notes will be issued in the initial principal balance of Two Hundred Twenty-Nine Million Dollars ($229,000,000).  The issuance date of the Series 2013-1 Notes is March 28, 2013.

(b)  The Payment Date with respect to the Series 2013-1 Notes shall be the twenty-fifth (25th) calendar day of each month or, if such day is not a Business Day, the immediately following Business Day. The initial Payment Date shall occur on April 25, 2013.

(c)  Payments of principal on the Series 2013-1 Notes shall be payable from funds on deposit in the Series 2013-1 Series Account or otherwise at the times and in the amounts set forth in Article III of the Indenture and Article III of this Supplement.

(d)  Each Series 2013-1 Note is classified as a “Term Note”, as such term is used in the Indenture.

(e)  The “Expected Final Maturity Date” for Series 2013-1, as such term is used in the Indenture, is the Payment Date occurring in March 2023.

(f)  All of the Early Amortization Events set forth in Article XII of the Indenture are applicable to Series 2013-1.

(g)  The “Related Documents” for Series 2013-1, as such term is used in the Indenture, shall be the Series 2013-1 Related Documents.

(h)  The “Rating Agency” for Series 2013-1, as such term is used in the Indenture, shall be Standard & Poor’s.

(i)   In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture, the terms and provisions of this Supplement shall govern.

Section 202.  Authentication and Delivery.

(a)  On the Closing Date, the Issuer shall sign, and shall direct the Indenture Trustee in writing pursuant to Section 204 of the Indenture to duly authenticate, and the Indenture Trustee, upon receiving such direction, (i) shall authenticate, subject to compliance with the conditions precedent set forth in Section 501 hereof, the Series 2013-1 Notes in accordance with such written directions, and (ii) subject to compliance with the conditions precedent set forth in Section 501 hereof and the conditions precedent set forth in Section 8 of the Series 2013-1 Note Purchase Agreement, shall deliver such Series 2013-1 Notes to the Initial Purchaser and, subject to compliance with the conditions precedent set forth in Section 501 hereof and the conditions precedent set forth in Section 8 of the Series 2013-1 Note Purchase Agreement, shall deliver such Series 2013-1 Notes to the Series 2013-1 Noteholders in accordance with such written directions.

(b)  In accordance with Section 202 of the Indenture, the Series 2013-1 Notes sold in reliance on Rule 144A shall be represented by one or more 144A Book-Entry Notes.  Any Series 2013-1 Notes sold in reliance on Regulation S shall be represented by one or more Regulation S Book-Entry Notes.  Any Series 2013-1 Notes sold to Institutional Accredited Investors or other Persons that are not Qualified Institutional Buyers or Permitted Non-U.S. Persons shall be represented by one or more Definitive Notes.

(c)  The Series 2013-1 Notes shall be executed by manual or facsimile signature on behalf of Issuer by any officer of Issuer and shall be substantially in the forms of Exhibits A-1, A-2, A-3 and A-4 hereto, as applicable.

(d)  The Series 2013-1 Notes shall be issued in minimum denominations of $250,000 and in integral multiples of $1,000 in excess thereof.

Section 203.  Interest Payments on the Series 2013-1 Notes.

(a)  Interest on Series 2013-1 Notes.  Interest on each Series 2013-1 Note shall (i) accrue during each Interest Accrual Period at the Series 2013-1 Note Interest Rate, (ii) accrue on the basis of 30 day months (or a 28 day month for the initial Interest Accrual Period) over a year consisting of three hundred sixty (360) days, (iii) be due and payable on each Payment Date, (iv) be calculated based on the then Series 2013-1 Note Principal Balance of such Series 2013-1 Note and (v) be payable from the Series 2013-1 Series Account in accordance with Section 302 hereof (the amount of interest calculated pursuant to this sentence for any Series 2013-1 Note for any Payment Date being the “Series 2013-1 Note Interest Payment” with respect to such Series 2013-1 Note and Payment Date).  To the extent that the amount of interest which is due and payable on any Payment Date is not paid in full on such date, such shortfall, together with interest thereon at the Overdue Rate, shall be due and payable on the immediately succeeding Payment Date.

(b)  Interest on Overdue Amounts.  If the Issuer shall default in the payment of (i) the Series 2013-1 Note Principal Balance of any Series 2013-1 Notes on the Series 2013-1 Legal Final Maturity Date, or (ii) the Series 2013-1 Note Interest Payment on any Series 2013-1 Note on any Payment Date, or (iii) any other amount becoming due under this Supplement, the Issuer shall, from time to time, pay interest on such unpaid amounts, to the extent permitted by Applicable Law, at a rate per annum equal to the Overdue Rate, for the period during which such principal, interest or other amount shall be unpaid from the due date of such payment to but not including the date of actual payment thereof (after as well as before judgment).  Default Interest shall be payable at the times and subject to the priorities set forth in Section 303 hereof.

(c)  Maximum Interest Rate.  In no event shall the interest charged with respect to a Series 2013-1 Note exceed the maximum amount permitted by Applicable Law.  If at any time the interest rate charged with respect to the Series 2013-1 Notes exceeds the maximum rate permitted by Applicable Law, the rate of interest to accrue pursuant to this Supplement and such Series 2013-1 Note shall be limited to the maximum rate permitted by Applicable Law.  If the total amount of interest paid or accrued on the Series 2013-1 Notes under the foregoing provisions is less than the total amount of interest that would have accrued if the interest rate had at all times been in effect, the Issuer agrees to pay to the Series 2013-1 Noteholders an amount equal to the difference between (a) the lesser of (i) the amount of interest that would have accrued if the maximum rate permitted by Applicable Law had at all times been in effect, or (ii) the amount of interest that would have accrued if the interest rate had at all times been in effect, and (b) the amount of interest accrued in accordance with the other provisions of this Supplement.

Section 204.  Principal Payments on the Series 2013-1 Notes.

(a)  The principal balance of the Series 2013-1 Notes shall be payable on each Payment Date from amounts on deposit in the Series 2013-1 Series Account in an amount equal to (i) so long as no Early Amortization Event is continuing, the Minimum Principal Payment Amount and the Scheduled Principal Payment Amount for the Series 2013-1 Notes for such Payment Date or (ii) if an Early Amortization Event is then continuing, the then unpaid Aggregate Series 2013-1 Note Principal Balance shall be payable in full to the extent that funds are available for such purposes in accordance with the provisions of clause (4) of Part (II) of Section 303 hereof.  The unpaid principal amount of each Series 2013-1 Note together with all unpaid interest (including all Default Interest), indemnifications, fees, expenses, costs and other amounts payable by the Issuer to the Series 2013-1 Noteholders, the Indenture Trustee and any Interest Rate Hedge Provider pursuant to the terms of the Indenture and this Supplement, shall be due and payable in full on the earlier to occur of (x) the date on which an Event of Default shall occur and the Series 2013-1 Notes have been accelerated in accordance with the provisions of Section 802 of the Indenture and (y) the Series 2013-1 Legal Final Maturity Date.

Section 205.  Prepayment of Principal on the Series 2013-1 Notes.

(a)  The Aggregate Series 2013-1 Note Principal Balance of the Series 2013-1 Notes shall be required to be prepaid at the time and in the amounts set forth in Section 702(a) of the Indenture.  Such principal prepayments on Series 2013-1 Notes shall be paid on each Payment Date.  In connection with any Prepayment made in accordance with this Section 205(a), the Issuer shall pay any termination, notional reduction, breakage or other fees or costs assessed by any Interest Rate Hedge Provider.

(b)  The Issuer will not be permitted to make a voluntary Prepayment of all, or any portion of, the principal balance of the Series 2013-1 Notes prior to the Payment Date occurring in March 2015.  Nothing contained herein shall prohibit any allocation to the Series 2013-1 Noteholders of Supplemental Principal Payment Amounts in accordance with Section 702(a) of the Indenture on any Payment Date.  On any Payment Date thereafter, the Issuer will have the option to prepay, without premium, on any Payment Date all, or a portion of, the Aggregate Series 2013-1 Note Principal Balance, in a minimum amount of One Hundred Fifty Thousand Dollars ($150,000), together with accrued interest thereon, to be applied to the Series 2013-1 Notes.  The Issuer shall provide prior written notice of any Prepayment to the Indenture Trustee and the Series 2013-1 Noteholders.  Any such Prepayment of the Aggregate Series 2013-1 Note Principal Balance shall also include accrued interest to the date of Prepayment on the principal balance being prepaid.  The Issuer may not make such Prepayment from funds in the Trust Account, the Series 2013-1 Series Account, each Pre-Funding Account or the Restricted Cash Account, except to the extent that funds in any such account would otherwise be payable to the Issuer in accordance with the terms of this Supplement and the Indenture.  In the event of any Prepayment of the Series 2013-1 Notes in accordance with this Section 205(b) or any provision of the Indenture, the Issuer shall simultaneously pay any termination, notional reduction, breakage or other fees or costs assessed by any Interest Rate Hedge Provider.

(c)  In the event that the Issuer makes a Prepayment in accordance with the provisions of this Section 205 of less than the Aggregate Series 2013-1 Note Principal Balance, the Issuer shall promptly (but in any event within five (5) Business Days after the date on which such Prepayment is made) thereafter recalculate the Minimum Targeted Principal Balance and Scheduled Targeted Principal Balance for each future Payment Date such that the Minimum Targeted Principal Balance and the Scheduled Targeted Principal Balance is reduced by an amount equal to the quotient of (i) the aggregate amount of the Prepayment for the Series 2013-1 Notes divided by (ii) the number of remaining Payment Dates to and including (A) the Series 2013-1 Legal Final Maturity Date (in the case of the Minimum Targeted Principal Balance) and (B) the Series 2013-1 Expected Final Maturity Date (in the case of the Scheduled Targeted Principal Balance).  In addition, if an Early Amortization Event has occurred and been subsequently cured and/or waived in accordance with the Series 2013-1 Related Documents (the period between such occurrence and such cure or waiver being the “Accelerated Measurement Period”), the Minimum Targeted Principal Balance and Scheduled Targeted Principal Balance for each Payment Date following such Accelerated Measurement Period shall be reduced, utilizing a similar methodology, by the amount of payments made pursuant to Section 303(II)(4) or 303(III)(2), as the case may be, during the Accelerated Measurement Period in excess of the amounts that would have been paid pursuant to Sections 303(I)(2) and (3) were such Accelerated Measurement Period not to have occurred.

Section 206.  Payments of Principal and Interest.  All payments of principal and interest on the Series 2013-1 Notes shall be paid to the Series 2013-1 Noteholders reflected in the Note Register as of the related Record Date by wire transfer of immediately available funds for receipt prior to 11:00 a.m. (New York City time) on the related Payment Date.  Any payments received by the Series 2013-1 Noteholders after 11:00 a.m. (New York City time) on any day shall be considered to have been received on the next succeeding Business Day.

Section 207.  Restrictions on Transfer.

(a)  On the Closing Date, the Issuer shall sell the Series 2013-1 Notes to the Initial Purchaser and the Co-Managers pursuant to the Series 2013-1 Note Purchase Agreement and deliver such Series 2013-1 Notes in accordance herewith and therewith.  Thereafter, no Series 2013-1 Note may be resold, pledged or transferred except in compliance with the provisions of the Indenture and except as follows:

(i)       to Persons that take delivery of such Series 2013-1 Note in an amount of at least $250,000 and that the transferring Person reasonably believes are qualified institutional buyers as defined in Rule 144A (“Qualified Institutional Buyers”) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A promulgated thereunder (“Rule 144A”);

(ii)      to Permitted Non-U.S. Persons that take delivery of such Series 2013-1 Note in an amount of at least $250,000;

(iii)     to Institutional Accredited Investors that take delivery of such Series 2013-1 Note in an amount of at least $250,000 and that deliver to the Indenture Trustee a letter substantially in the form of Exhibit E to this Supplement to the Indenture Trustee; or

(iv)     to a Person that is taking delivery of such Series 2013-1 Note in an amount of at least $250,000 and that is otherwise exempt from the registration requirements of the Securities Act and from any applicable State law securities registration or qualification requirements, as confirmed in an Opinion of Counsel addressed to the Indenture Trustee and the Issuer, which counsel and opinion are satisfactory to the Indenture Trustee and the Issuer.

(b)  The Indenture Trustee shall have no obligations or duties with respect to determining whether any transfers of the Series 2013-1 Notes are made in accordance with the Securities Act or any other law; provided that with respect to Definitive Notes, the Indenture Trustee shall enforce such transfer restrictions in accordance with the terms set forth in this Supplement.

(c)  Each purchaser (other than the Initial Purchaser and the Co-Managers) of the Series 2013-1 Notes (including any purchaser, other than the Initial Purchaser and the Co-Managers, of an interest in the Series 2013-1 Notes which are Book-Entry Notes) shall be deemed to have acknowledged and agreed as follows:

(i)  It is (A) a Qualified Institutional Buyer and is acquiring such Series 2013-1 Notes for its own institutional account or for the account or accounts of a Qualified Institutional Buyer or (B) purchasing such Series 2013-1 Notes in a transaction exempt from registration under the Securities Act and in compliance with the provisions of this Supplement and in compliance with the legend set forth in Section 207(b)(v) below or (C) not a U.S. Person and is acquiring such Series 2013-1 Notes outside of the United States.

(ii)  It is purchasing one or more Series 2013-1 Notes in an amount of at least $250,000 and it understands that such Series 2013-1 Notes may be resold, pledged or otherwise transferred only in an amount of at least $250,000.

(iii)  It represents and warrants to the Issuer, the Indenture Trustee, the Initial Purchaser, the Co-Managers, the Manager and any successor Manager that (a) either (1) it is not, and is not acting on behalf of, a Plan or a governmental, church or non-U.S. plan which is subject to any federal, state, local, or non-U.S. law that is similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, and no part of the assets to be used by it to purchase or hold the Series 2013-1 Notes or any interest therein constitutes the assets of any Plan or such a governmental, church, or non-U.S. plan; or (2) (A) the acquisition, holding, and disposition of any Series 2013-1 Note will not give rise to a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of a governmental, church, or non-U.S. plan, a violation of any similar federal, state, local, or non-U.S. law) and (B) the Series 2013-1 Notes are rated investment grade or better and such Person believes that the Series 2013-1 Notes are properly treated as indebtedness without substantial equity features for purposes of Section 2510.3-101 of the regulations issued by the U.S. Department of Labor, and agrees to so treat the Series 2013-1 Notes; and (b) it will not sell or otherwise transfer the Series 2013-1 Notes or any interest therein otherwise than to a purchaser or transferee that represents and agrees with respect to its purchase, holding, and disposition of the Series 2013-1 Notes to the same effect as the purchaser’s representation and agreement set forth in this Section 207(b)(ii).  Alternatively, regardless of the rating of the Series 2013-1 Notes, such Person may provide the Indenture Trustee with an Opinion of Counsel, which Opinion of Counsel will not be at the expense of the Issuer, the Indenture Trustee, the Manager or any successor Manager which opines that the purchase, holding and transfer of such Series 2013-1 Notes or interest therein is permissible under applicable law, will not constitute or result in a non exempt prohibited transaction under ERISA or Section 4975 of the Code and will not subject the Issuer, the Indenture Trustee, the Manager or any successor Manager to any obligation in addition to those undertaken in the Indenture;

(iv)  It understands that the Series 2013-1 Notes are being transferred to it in a transaction not involving any public offering within the meaning of the Securities Act, and that, if in the future it decides to resell, pledge or otherwise transfer any Series 2013-1 Notes, such Series 2013-1 Notes may be resold, pledged or transferred only in accordance with applicable state securities laws and (1) in a transaction meeting the requirements of Rule 144A, to a Person that the seller reasonably believes is a Qualified Institutional Buyer that purchases for its own account (or for the account or accounts of a Qualified Institutional Buyer) and to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (2) (A) to a Person that is an Institutional Accredited Investor, is taking delivery of such Series 2013-1 Notes in an amount of at least $250,000, and delivers to the Indenture Trustee a letter substantially in the form of Exhibit E to this Supplement or (B) to a Person that is taking delivery of such Series 2013-1 Notes pursuant to a transaction that is otherwise exempt from the registration requirements of the Securities Act and from any applicable state law securities registration or qualification requirements, as confirmed in an Opinion of Counsel addressed to the Indenture Trustee, the Issuer and the transferor, which counsel and Opinion are satisfactory to the Indenture Trustee, the Issuer and the transferor, or (3) in an offshore transaction in accordance with Rule 903 or 904 of Regulation S.

(v)  It understands that each Series 2013-1 Note shall bear a legend substantially to the following effect:

[For Book-Entry Notes Only:  UNLESS THIS SERIES 2013-1 NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRANSFEROR OF SUCH NOTE (THE “TRANSFEROR”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SERIES 2013-1 NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR THE USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. ]

THIS SERIES 2013-1 NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THE HOLDER HEREOF, BY PURCHASING THIS SERIES 2013-1 NOTE, AGREES THAT SUCH SERIES 2013-1 NOTE MAY BE RESOLD, PLEDGED OR TRANSFERRED ONLY IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND (1) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON THAT TAKES DELIVERY OF SUCH SERIES 2013-1 NOTE IN AN AMOUNT OF AT LEAST $250,000 AND THAT THE SELLER REASONABLY BELIEVE IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT (OR FOR THE ACCOUNT OR ACCOUNTS OF A QUALIFIED INSTITUTIONAL BUYER) AND TO WHOM NOTICE IS GIVEN THAT THE RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, OR (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT WITH SUCH SERIES 2013-1 NOTE IN AN AMOUNT OF AT LEAST $250,000 OR (3) TO A PERSON (A) THAT IS AN INSTITUTIONAL “ACCREDITED INVESTOR,” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, IS TAKING DELIVERY OF SUCH SERIES 2013-1 NOTE IN AN AMOUNT OF AT LEAST $250,000 AND DELIVERS TO THE INDENTURE TRUSTEE A LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT E TO THE SUPPLEMENT OR (B) THAT IS TAKING DELIVERY OF SUCH SERIES 2013-1 NOTE IN AN AMOUNT OF AT LEAST $250,000 PURSUANT TO A TRANSACTION THAT IS OTHERWISE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND FROM ANY APPLICABLE STATE LAW SECURITIES REGISTRATION OR QUALIFICATION REQUIREMENTS, AS CONFIRMED IN AN OPINION OF COUNSEL ADDRESSED TO THE INDENTURE TRUSTEE AND THE ISSUER, WHICH COUNSEL AND OPINION ARE SATISFACTORY TO THE ISSUER AND THE INDENTURE TRUSTEE.

EACH PURCHASER WILL REPRESENT OR BE DEEMED TO REPRESENT THAT (A) EITHER (1) IT IS NOT, AND IS NOT ACTING ON BEHALF OF, A PLAN OR A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN WHICH IS SUBJECT TO ANY FEDERAL, STATE, LOCAL OR NON-U.S. LAW THAT IS SIMILAR TO THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE, AND NO PART OF THE ASSETS TO BE USED BY IT TO PURCHASE OR HOLD THE SERIES 2013-1 NOTES OR ANY INTEREST THEREIN CONSTITUTES THE ASSETS OF ANY PLAN OR SUCH A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN; OR (2) (A) THE ACQUISITION, HOLDING AND DISPOSITION OF THE SERIES 2013-1 NOTE WILL NOT GIVE RISE TO A NONEXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (OR, IN THE CASE OF A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, A VIOLATION OF ANY SIMILAR FEDERAL, STATE, LOCAL OR NON-U.S. LAW) AND (B) THE SERIES 2013-1 NOTE IS RATED INVESTMENT GRADE OR BETTER AND SUCH PERSON BELIEVES THAT THE SERIES 2013-1 NOTES ARE PROPERLY TREATED AS INDEBTEDNESS WITHOUT SUBSTANTIAL EQUITY FEATURES FOR PURPOSES OF THE REGULATIONS, AND AGREES TO SO TREAT THE SERIES 2013-1 NOTES; AND (B) IT WILL NOT SELL OR OTHERWISE TRANSFER THE SERIES 2013-1 NOTES OR ANY INTEREST THEREIN OTHERWISE THAN TO A PURCHASER OR TRANSFEREE THAT REPRESENTS AND AGREES WITH RESPECT TO ITS PURCHASE, HOLDING, AND DISPOSITION OF THE SERIES 2013-1 NOTES TO THE SAME EFFECT AS THE PURCHASER’S REPRESENTATION AND AGREEMENT SET FORTH IN CLAUSE (A) OF THIS PARAGRAPH.  ALTERNATIVELY, REGARDLESS OF THE RATING OF THE SERIES 2013-1 NOTES, SUCH PERSON MAY PROVIDE THE INDENTURE TRUSTEE WITH AN OPINION OF COUNSEL, WHICH OPINION OF COUNSEL WILL NOT BE AT THE EXPENSE OF THE ISSUER, THE INDENTURE TRUSTEE, THE MANAGER OR ANY SUCCESSOR MANAGER WHICH OPINES THAT THE PURCHASE, HOLDING AND TRANSFER OF SUCH SERIES 2013-1 NOTE OR INTEREST THEREIN IS PERMISSIBLE UNDER APPLICABLE LAW, WILL NOT CONSTITUTE OR RESULT IN A NON EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE AND WILL NOT SUBJECT THE ISSUER, THE INDENTURE TRUSTEE, THE MANAGER OR ANY SUCCESSOR MANAGER TO ANY OBLIGATION IN ADDITION TO THOSE UNDERTAKEN IN THE INDENTURE.

THIS SERIES 2013-1 NOTE IS NOT GUARANTEED OR INSURED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY

(vi)  Each Series 2013-1 Noteholder that is a Permitted Non-U.S. Person described in Section 207(b)(i)(C) understands that the Series 2013-1 Notes have not and will not be registered under the Securities Act, that any offers, sales or deliveries of the Series 2013-1 Notes purchased by it in the United States or to U.S. Persons prior to the date that is 40 days after the later of (i) the commencement of the distribution of the Series 2013-1 Notes and (ii) the Closing Date, may constitute a violation of United States law, and that distributions of principal and interest will be made in respect of such Series 2013-1 Notes only following the delivery by the holder of a certification of non-U.S. beneficial ownership or the exchange of beneficial interest in Regulation S Temporary Book-Entry Notes for beneficial interests in the related Unrestricted Book-Entry Notes (which in each case will itself require a certification of non-U.S. beneficial ownership), at the times and in the manner set forth in this Supplement.

(vii)    The Regulation S Temporary Book-Entry Notes representing the Series 2013-1 Notes sold to each Series 2013-1 Noteholder that is a Permitted Non-U.S. Person described in Section 207(b)(i)(C) will bear a legend to the following effect, unless the Issuer determines otherwise consistent with Applicable Law:

[FOR REGULATION S BOOK-ENTRY NOTES ONLY:

1.        EACH INVESTOR THAT IS A PERSON WHO IS NOT A U.S. PERSON AND TO WHOM THE OFFER AND SALE OF THE SERIES 2013-1 NOTES MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S (“PERMITTED NON-U.S. PERSON”) UNDERSTANDS THAT THE SERIES 2013-1 NOTES HAVE NOT AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT, THAT ANY OFFERS, SALES OR DELIVERIES OF THE SERIES 2013-1 NOTES PURCHASED BY IT IN THE UNITED STATES OR TO U.S. PERSONS PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF (I) THE COMMENCEMENT OF THE DISTRIBUTION OF THE SERIES 2013-1 NOTES AND (II) THE CLOSING DATE, MAY CONSTITUTE A VIOLATION OF UNITED STATES LAW, AND THAT DISTRIBUTIONS OF PRINCIPAL AND INTEREST WILL BE MADE IN RESPECT OF SUCH SERIES 2013-1 NOTES ONLY FOLLOWING THE DELIVERY BY THE HOLDER OF A CERTIFICATION OF NON-U.S. BENEFICIAL OWNERSHIP OR THE EXCHANGE OF BENEFICIAL INTEREST IN REGULATION S TEMPORARY BOOK-ENTRY NOTES FOR BENEFICIAL INTERESTS IN THE RELATED UNRESTRICTED BOOK-ENTRY NOTES (WHICH IN EACH CASE WILL ITSELF REQUIRE A CERTIFICATION OF NON-U.S. BENEFICIAL OWNERSHIP), AT THE TIMES AND IN THE MANNER SET FORTH IN THE INDENTURE AND THE SUPPLEMENT.

2.        THE REGULATION S TEMPORARY BOOK-ENTRY NOTES REPRESENTING THE SERIES 2013-1 NOTES SOLD TO EACH INVESTOR THAT IS A PERMITTED NON-U.S. PERSON WILL BEAR A LEGEND TO THE FOLLOWING EFFECT, UNLESS THE ISSUER DETERMINES OTHERWISE CONSISTENT WITH APPLICABLE LAW:

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE LATER OF (I) THE COMPLETION OF THE DISTRIBUTION OF THE SERIES 2013-1 NOTES AND (II) THE CLOSING DATE, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.]

(viii)  The Indenture Trustee shall not permit the transfer of any Series 2013-1 Notes unless such transfer complies with the terms of the foregoing legends and, in the case of a transfer (i) to an Institutional Accredited Investor (other than a Qualified Institutional Buyer), the transferee delivers to the Indenture Trustee a letter substantially in the form of Exhibit E to this Supplement, or (ii) to a Person other than a Qualified Institutional Buyer, an Institutional Accredited Investor or a Permitted Non-U.S. Person, upon delivery of an Opinion of Counsel satisfactory to the Indenture Trustee and the applicable transferor, to the effect that the transferee is taking delivery of the Series 2013-1 Notes in a transaction that is otherwise exempt from the registration requirements of the Securities Act and from any applicable state law securities registration or qualification requirements.

(d)  The applicable transferor and transferee shall execute and deliver, or in the case of a Note Owner, is deemed to have executed and delivered, to the Indenture Trustee documentation in substantially the forms of Exhibit(s) B through F, as appropriate, in connection with any transfer of Series 2013-1 Notes.

ARTICLE III

Series 2013-1 Series Account and
Allocation and Application of Amounts Therein

Section 301.  Series 2013-1 Series Account.  The Indenture Trustee shall establish on or prior to the Closing Date and maintain, so long as any Series 2013-1 Note is Outstanding, an Eligible Account which shall be designated as the Series 2013-1 Series Account, which account shall be held in the name of the Indenture Trustee (and with respect to any investments in such account, in its capacity as Securities Intermediary of the Indenture Trustee) for the benefit of the Series 2013-1 Noteholders, pursuant to the Indenture and this Supplement.  In furtherance of the Grant set forth in the Indenture, the Issuer hereby Grants to the Indenture Trustee for the benefit of the Series 2013-1 Noteholders, among other things, a Lien on the Series 2013-1 Series Account.  All deposits of funds by or for the benefit of the Series 2013-1 Noteholders from the Trust Account, each Pre-Funding Account and the Restricted Cash Account shall be accumulated in, and withdrawn from, the Series 2013-1 Series Account in accordance with the provisions of the Indenture and this Supplement.

Section 302.  Drawing Funds from the Restricted Cash Account.

(a)  In the event that the Manager Report with respect to any Determination Date shall state that the funds on deposit in the Series 2013-1 Series Account will not be sufficient to make payment in full on the related Payment Date of the related Interest Payment then due for the Series 2013-1 Notes (the amount of such deficiency, the “Permitted Interest Withdrawal”), then the Indenture Trustee shall on such Determination Date draw on the Restricted Cash Account in an amount equal to the lesser of (x) the Permitted Interest Withdrawal and (y) the amount then on deposit in the Restricted Cash Account.

(b)  In the event that the Manager Report delivered with respect to the Determination Date immediately preceding the Series 2013-1 Legal Final Maturity Date shall state that (or the Administrative Agent shall, pursuant to Section 302(c) of the Indenture, determine that) the funds on deposit in the Series 2013-1 Series Account will not be sufficient to make payment in full on the Series 2013-1 Legal Final Maturity Date of the then Aggregate Series 2013-1 Note Principal Balance (the amount of such deficiency, the “Permitted Principal Withdrawal”), then the Indenture Trustee shall on such Determination Date draw on the Restricted Cash Account in an amount equal to the least of (w) the Aggregate Series 2013-1 Note Principal Balance, (x) the Permitted Principal Withdrawal, (y) the Maximum Principal Withdrawal Amount, as calculated for Series 2013-1 and (z) the amount then on deposit in the Restricted Cash Account.

(c)  Drawings will be made pursuant to Section 302(a) before any drawing is made on such date pursuant to Section 302(b), and notice of each such drawing will be delivered to the Manager, by hand delivery or facsimile transmission.  Any such funds actually received by the Indenture Trustee pursuant to Section 302(a) or Section 302(b) shall be used solely to make payments of the Series 2013-1 Note Interest Payment or the Aggregate Series 2013-1 Note Principal Balance, as the case may be.

Section 303.  Distributions from Series 2013-1 Series Account.  On each Payment Date, the Indenture Trustee shall distribute funds then on deposit in the Series 2013-1 Series Account in accordance with the provisions of Section 303(I), (II) or (III).

(I)   If neither an Early Amortization Event nor an Event of Default shall have occurred and be continuing with respect to any Series of Notes:

(1)  To each Holder of a Series 2013-1 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the Series 2013-1 Note Interest Payment for each such Payment Date;

(2)  To each Holder of a Series 2013-1 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the Minimum Principal Payment Amount then due and payable to the Holders of a Series 2013-1 Note on such Payment Date;

(3)  To each Holder of a Series 2013-1 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the Scheduled Principal Payment Amount then due and payable to the Holders of a Series 2013-1 Note on such Payment Date;

(4)  To each Holder of a Series 2013-1 Note on the immediately preceding Record Date, an amount equal to its pro rata portion (if any) of the Supplemental Principal Payment Amount then due and payable to the Holders of a Series 2013-1 Note on such Payment Date;

(5)  To each Holder of a Series 2013-1 Note on the immediately preceding Record Date, pro rata (based on respective amounts due), an amount equal to all taxes, increased costs, indemnities and other amounts (including Default Interest) then due and payable by the Issuer to the Series 2013-1 Noteholders pursuant to the Series 2013-1 Related Documents; and

(6)  To the Issuer, any remaining amounts then on deposit in the Series 2013-1 Series Account.

(II)  If an Early Amortization Event shall have occurred and be continuing with respect to any Series but no Event of Default shall have occurred and be continuing with respect to any Series:

(1)  To each Holder of a Series 2013-1 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the Series 2013-1 Note Interest Payment for each such Payment Date;

(2)  To each Holder of a Series 2013-1 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the Minimum Principal Payment Amount then due and payable to the Holders of a Series 2013-1 Note on such Payment Date;

(3)  To each Holder of a Series 2013-1 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the Scheduled Principal Payment Amount then due and payable to the Holders of a Series 2013-1 Note on such Payment Date;

(4)  To each Holder of a Series 2013-1 Note on the immediately preceding Record Date, an amount equal to its pro rata portion of the then Aggregate Series 2013-1 Note Principal Balance until the Aggregate Series 2013-1 Note Principal Balance has been reduced to zero;

(5)  To each Holder of a Series 2013-1 Note on the immediately preceding Record Date, pro rata (based on respective amounts due), an amount equal to all taxes, increased costs, indemnities and other amounts (including Default Interest) then due and payable by the Issuer to the Series 2013-1 Noteholders pursuant to the Series 2013-1 Related Documents; and

(6)  To the Issuer, any  remaining amounts then on deposit in the Series 2013-1 Series Account.

(III)    If an Event of Default shall have occurred and be continuing with respect to any Series:

(1)  To each Holder of a Series 2013-1 Note on the immediately preceding Record Date an amount equal to its pro rata portion of the Series 2013-1 Note Interest Payment then due and payable for such Payment Date;

(2)  To each Holder of a Series 2013-1 Note on the immediately preceding Record Date on a pro rata basis, an amount equal to the Aggregate Series 2013-1 Note Principal Balance until the Aggregate Series 2013-1 Note Principal Balance has been reduced to zero;

(3)  To the following Persons on a pro rata basis, to each Holder of a Series 2013-1 Note on the immediately preceding Record Date, an amount equal to all taxes, increased costs, indemnities and other amounts (including Default Interest); and

(4)  To the Issuer, any remaining amounts then on deposit in the Series 2013-1 Series Account.

(IV)   Any amounts payable to a Series 2013-1 Noteholder shall be made by wire transfer of immediately available funds to the account that such Series 2013-1 Noteholder has designated to the Indenture Trustee in writing on or prior to the Business Day immediately preceding the Payment Date.

ARTICLE IV
Additional Covenants

In addition to the covenants set forth in Article VI of the Indenture, the Issuer hereby makes the following additional covenants for the benefit of the Series 2013-1 Noteholders:

Section 401.  Rule 144A.  So long as any of the Series 2013-1 Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, Issuer shall, unless it becomes subject to and complies with the reporting requirements of Section 13 or 15(d) of the Exchange Act, or rule 12g3-2(b) thereunder, (i) provide to any Series 2013-1 Noteholder of such restricted securities, or to any prospective Series 2013-1 Noteholder of such restricted securities designated by a Series 2013-1 Noteholder, upon the request of such Series 2013-1 Noteholder or prospective Series 2013-1 Noteholder, any information required to be provided by Rule 144A(d)(4) under the Securities Act and (ii) update such information to prevent such information from becoming materially false and materially misleading in a manner adverse to any Series 2013-1 Noteholder.

Section 402.  Use of Proceeds.  The proceeds from the issuance of the Series 2013-1 Notes shall be used as follows:  (i) to pay the costs of issuance of the Series 2013-1 Notes and (ii) for other general corporate purposes, as contemplated in Section 624 of the Indenture.

Section 403.  Perfection Requirements.  The Issuer will not (a) change any of (i) its corporate name or (ii) the name under which it does business or (b) amend any provision of its memorandum of association or bye-laws or become organized under the laws of any other jurisdiction without the prior written consent of the Control Party for Series 2013-1.

Section 404.  United States Federal Income Tax Election.  The Issuer shall not make an election to be classified as an association taxable as a corporation pursuant to Section 301.7701-3 of the United States Treasury Regulations.

Section 405.  OFAC Matters.  The Issuer shall not in any manner which would violate the laws of the United States, other than pursuant to a license issued by OFAC (i) lease, or consent to any sublease of, any of the Containers to any Person that is a Prohibited Person or (ii) derive any of its assets or operating income from investments in or transactions with any such Prohibited Person.  If the Issuer obtains knowledge that a Container is subleased to a Prohibited Person or located or used in a Prohibited Jurisdiction in a manner which would violate the laws of the United States (other than pursuant to a license issued by OFAC), then the Issuer shall, within ten (10) Business Days after obtaining knowledge thereof, remove such Container from the Asset Base for so long as such condition continues.

ARTICLE V
Conditions to Issuance

Section 501.  Conditions to Issuance.  The Indenture Trustee shall not authenticate the Series 2013-1 Notes unless (i) all conditions to the issuance and purchase of the Series 2013-1 Notes under the Series 2013-1 Note Purchase Agreement shall have been satisfied, and (ii) the Issuer shall have delivered a certificate to the Indenture Trustee to the effect that all conditions set forth in the Series 2013-1 Note Purchase Agreement shall have been satisfied.

ARTICLE VI
Representations and Warranties

To induce the Series 2013-1 Noteholders to purchase the Series 2013-1 Notes hereunder, the Issuer hereby represents and warrants as of the Closing Date to the Indenture Trustee for the benefit of the Series 2013-1 Noteholders that:

Section 601.  Existence.  Issuer is a company duly incorporated, validly existing and in compliance under the laws of Bermuda.  Issuer is in good standing and is duly qualified to do business in each jurisdiction where the failure to do so would have a material adverse effect upon the Issuer and in each jurisdiction in which a failure to so qualify would materially and adversely affect the ability of the Indenture Trustee to enforce its security interest in the Collateral.

Section 602.  Authorization.  Issuer has the power and is duly authorized to execute and deliver this Supplement and the other Series 2013-1 Related Documents to which it is a party; Issuer is and will continue to be duly authorized to borrow monies hereunder; and Issuer is and will continue to be authorized to perform its obligations under this Supplement and under the other Series 2013-1 Related Documents.  The execution, delivery and performance by Issuer of this Supplement and the other Series 2013-1 Related Documents to which it is a party and the borrowings hereunder do not and will not require any consent or approval of any Governmental Authority, shareholder or any other Person which has not already been obtained.

Section 603.  No Conflict; Legal Compliance.  The execution, delivery and performance of this Supplement and each of the other Series 2013-1 Related Documents and the execution, delivery and payment of the Series 2013-1 Notes will not: (a) contravene any provision of the Issuer’s bye-laws or memorandum of association; (b) contravene, conflict with or violate any Applicable Law or regulation, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority; or (c) violate or result in the breach of, or constitute a default under the Indenture, the Series 2013-1 Related Documents, any other indenture or other loan or credit agreement, or other agreement or instrument to which Issuer is a party or by which Issuer, or its property and assets may be bound or affected. Issuer is not in violation or breach of or default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any contract, agreement, lease, license, indenture or other instrument to which it is a party.

Section 604.  Validity and Binding Effect.  This Supplement is, and each Series 2013-1 Related Document to which Issuer is a party, when duly executed and delivered, will be, the legal, valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

Section 605.  Financial Statements.  Since December 31, 2012, there has been no Material Adverse Change in the financial condition of any of the Issuer, the Seller or the Manager.

Section 606.  Place of Business.  The Issuer’s only “place of business” (within the meaning of Section 9-307 of the UCC) is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.  The Issuer does not maintain an office or assets in the United States, other than (i) the Trust Account, the Restricted Cash Account, each Pre-Funding Account and the Series Accounts and (ii) off-hire containers located in depots in the United States and Managed Containers described in Section 606(g) of the Indenture and Leases pursuant to Section 3.6 of the Management Agreement.

Section 607.  No Agreements or Contracts.  The Issuer is not a party to any contract or agreement (whether written or oral) other than the Series 2013-1 Related Documents (as such term is defined in the Supplement for Series 2013-1).

Section 608.  Consents and Approvals.  No approval, authorization or consent of any trustee or holder of any Indebtedness or obligation of Issuer or of any other Person under any agreement, contract, lease or license or similar document or instrument to which Issuer is a party or by which Issuer is bound, is required to be obtained by Issuer in order to make or consummate the transactions contemplated under the Series 2013-1 Related Documents, except for those approvals, authorizations and consents that have been obtained on or prior to the Closing Date.  All consents and approvals of, filings and registrations with, and other actions in respect of, all Governmental Authorities required to be obtained by Issuer in order to make or consummate the transactions contemplated under the Series 2013-1 Related Documents have been, or prior to the time when required will have been, obtained, given, filed or taken and are or will be in full force and effect.

Section 609.  Margin Regulations.  Issuer does not own any “margin security”, as that term is defined in Regulation U of the Federal Reserve Board, and the proceeds of the Series 2013-1 Notes issued under this Supplement will be used only for the purposes contemplated hereunder. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the loans under this Supplement to be considered a “purpose credit” within the meaning of Regulations T, U and X.  Issuer will not take or permit any agent acting on its behalf to take any action which might cause this Supplement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

Section 610.  Taxes.  All federal, state, local and foreign tax returns, reports and statements required to be filed by Issuer have been filed with the appropriate Governmental Authorities, and all taxes and other impositions shown thereon to be due and payable by Issuer have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid, or Issuer is contesting its liability therefor in good faith and has fully reserved all such amounts according to GAAP in the financial statements provided to the Noteholders pursuant to Section 626 of the Indenture.  Issuer has paid when due and payable all material charges upon the books of Issuer and no Governmental Authority has asserted any Lien against Issuer with respect to unpaid taxes. Proper and accurate amounts have been withheld by Issuer from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities.

Section 611.  Other Regulations.  Issuer is not an “investment company,” or an “affiliated person” of, or a “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.  The issuance of the Series 2013-1 Notes hereunder and the application of the proceeds and repayment thereof by Issuer and the performance of the transactions contemplated by this Supplement and the other Series 2013-1 Related Documents will not violate any provision of the Investment Company Act, or any rule, regulation or order issued by the SEC thereunder.

Section 612.  Solvency and Separateness.

(a)  The capital of the Issuer is adequate for the business and undertakings of the Issuer.

(b)  Other than with respect to the transactions contemplated hereby and by the Series 2012-1 Related Documents, the Series 2013-1 Related Documents and the Related Documents, the Issuer is not engaged in any business transactions with the Seller or the Manager, except as permitted by the Management Agreement and the Contribution and Sale Agreement.

(c)  The bye-laws of the Issuer provide that the Issuer shall have three directors of which one director shall be an Independent Director (as defined in such bye-laws), or such member in excess thereof as the members of the Issuer may from time to time determine. As of the Closing Date, the board of directors of the Issuer comprises of five directors (including the Independent Director).  No action can be taken to institute certain Bankruptcy Matters (as defined in the bye-laws of the Issuer (the “Bankruptcy Matters”) on behalf of the Issuer unless such action shall have been approved or authorized by (x) all of the directors (which approval shall include the Independent Director) and  (y) a resolution of the members of the Issuer representing one hundred percent (100%) of all shares of the Issuer then issued and outstanding.

(d)  The Issuer’s funds and assets are not, and will not be, commingled with those of the Seller or the Manager, except as permitted by the Management Agreement.

(e)  The bye-laws of the Issuer require it to maintain correct and complete books and records of account, and Bermuda law requires it to maintain minutes of the meetings and other proceedings of its members.

(f)  The Issuer is not insolvent under the Insolvency Law and will not be rendered insolvent by the transactions contemplated by the Series 2013-1 Related Documents and after giving effect to such transactions, the Issuer will not be left with an unreasonably small amount of capital with which to engage in its business nor will the Issuer have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature.  The Issuer does not contemplate the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, trustee or similar official in respect of the Issuer or any of its assets.

Section 613.  Title; Liens.  On the Closing Date, the Issuer will have good, legal, and marketable title to each of its respective assets, and none of such assets is subject to any Lien, except for Permitted Encumbrances.

Section 614.  No Default.  No Event of Default or Early Amortization Event (or event or condition which with the giving of notice or passage of time or both would become an Event of Default or Early Amortization Event) has occurred and is continuing.

Section 615.  Litigation and Contingent Liabilities.  No claims, litigation, arbitration proceedings or governmental Proceedings by any Governmental Authority are pending or threatened against or are affecting the Issuer or any of its Affiliates the results of which might interfere with the consummation of any of the transactions contemplated by this Supplement or any document issued or delivered in connection herewith.

Section 616.  Subsidiaries.  Issuer has no Subsidiaries.

Section 617.  No Partnership.  Issuer is not a partner or joint venturer in any partnership or joint venture.

Section 618.  Pension and Welfare Plans.  No accumulated funding deficiency (as defined in Section 412 of the Code or Section 302 of ERISA) or reportable event (within the meaning of section 4043 of ERISA), has occurred with respect to any Plan of the Issuer or any ERISA Affiliate.  The present value of all benefit liabilities under all Plans of the Issuer or any ERISA Affiliate subject to Title IV of ERISA, as defined in Section 4001(a)(16) of ERISA, exceeds the fair market value of all assets of Plans subject to Title IV of ERISA (determined as of the most recent valuation date for such Plan on the basis of assumptions prescribed by the Pension Benefit Guaranty Corporation for the purpose of Section 4044 of ERISA), by no more than $1.9 million.  Neither Issuer nor any ERISA Affiliate is subject to any present or potential withdrawal liability pursuant to Title IV of ERISA and no multi-employer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Issuer or any ERISA Affiliate has an obligation to contribute or any liability, is or is likely to be disqualified for tax purposes, in reorganization within the meaning of Section 4241 of ERISA or Section 418 of the Code) or is insolvent (as defined in Section 4245 of ERISA).  No liability (other than liability to make periodic contributions to fund benefits) with respect to any Plan of Issuer, or Plan subject to Title IV of ERISA or any ERISA Affiliate, has been, or is expected to be, incurred by Issuer or an ERISA Affiliate, either directly or indirectly.  All Plans of Issuer are in material compliance with ERISA and the Code.  No lien under Section 412 of the Code or 302(f) of ERISA or requirement to provide security under the Code or ERISA has been or is reasonably expected by Issuer to be imposed on its assets.  The Issuer does not have any obligation under any collective bargaining agreement.  As of the Closing Date, the Issuer is not an employee benefit plan within the meaning of ERISA or a “plan” within the meaning of Section 4975 of the Code and assets of the Issuer do not constitute “plan assets” within the meaning of Section 2510.3-101 of the regulations of the Department of Labor.

Section 619.  Ownership of Issuer.  As of the Closing Date, all of the shares of the Issuer are owned by Container Applications Limited, a company organized under the laws of Barbados.

Section 620.  Security Interest Representations.

(a)  This Supplement and the Indenture create a valid and continuing security interest (as defined in the UCC) in the Collateral in favor of the Indenture Trustee, for the benefit of the Series 2013-1 Noteholders and any Interest Rate Hedge Provider, which security interest is prior to all other Liens (other than Permitted Encumbrances), and is enforceable as such as against creditors of and purchasers from the Issuer.

(b)  The Managed Containers constitute “goods” or “inventory” within the meaning of the applicable UCC.  The Leases constitute “tangible chattel paper” within the meaning of the UCC.  The lease receivables constitute “accounts” or “proceeds” of the Leases within the meaning of the UCC.  The Trust Account, the Restricted Cash Account, each Pre-Funding Account and the Series 2013-1 Series Account constitute “securities accounts” within the meaning of the UCC.  The Issuer’s contractual rights under any Interest Rate Hedge Agreements, the Contribution and Sale Agreement and the Management Agreement constitute “general intangibles” within the meaning of the UCC.

(c)  The Issuer owns and has good and marketable title to the Collateral, free and clear of any Lien (whether senior, junior or pari passu), claim or encumbrance of any Person, except for Permitted Encumbrances.

(d)  The Issuer has caused the filing of all appropriate financing statements or documents of similar import in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Indenture Trustee in this Supplement and the Indenture.  All financing statements filed against the Issuer in favor of the Indenture Trustee in connection herewith describing the Collateral contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Indenture Trustee.”

(e)  Other than the security interest granted to the Indenture Trustee pursuant to this Supplement and the Indenture, the Issuer has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral, except as permitted pursuant to the Indenture.  The Issuer has not authorized the filing of, and is not aware of, any financing statements against the Issuer that include a description of collateral covering the Collateral other than any financing statement or document of similar import (i) relating to the security interest granted to the Indenture Trustee in this Supplement or the Indenture or (ii) that has been terminated.  The Issuer is not aware of any judgment or tax lien filings against the Issuer.

(f)  The Issuer has received a written acknowledgment from the Manager that the Manager or an Affiliate thereof is holding the Leases, to the extent they relate to the Managed Containers, on behalf of, and for the benefit of, the Indenture Trustee.  None of the Leases that constitute or evidence the Collateral have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person.  The Seller has caused the filing of all appropriate financing statements or documents of similar import in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest of the Issuer (and the Indenture Trustee as its assignee) in the Leases (to the extent that such Leases relate to the Managed Containers) granted to the Issuer in the Contribution and Sale Agreement.

(g)  The Issuer has received all necessary consents and approvals required by the terms of the Collateral to the pledge to the Indenture Trustee of its interest and rights in such Collateral hereunder or under the Indenture.

(h)  The Issuer has taken all steps necessary to cause Wells Fargo Bank, National Association (in its capacity as securities intermediary) to identify in its records the Indenture Trustee as the Person having a Securities Entitlement in each of the Trust Account, the Restricted Cash Account, each Pre-Funding Account and the Series 2013-1 Series Account.

(i)  The Trust Account, the Restricted Cash Account, each Pre-Funding Account and Series 2013-1 Series Account are not in the name of any Person other than the Indenture Trustee.  The Issuer has not consented to Wells Fargo Bank, National Association (as the Securities Intermediary of the Trust Account, the Restricted Cash Account, each Pre-Funding Account and the Series 2013-1 Series Account) entering into any agreement in which it has agreed to comply with entitlement orders of any Person other than the Indenture Trustee.

(j)  No creditor of the Issuer (other than (x) with respect to the Managed Containers, the related Lessee and (y) the Manager in its capacity as Manager under the Management Agreement) has in its possession any goods that constitute or evidence the Collateral.

(k)  Any breaches of the representations and warranties set forth in this Section 620 may be waived by the Indenture Trustee, only with the prior written consent of the Control Party for Series 2013-1 and with the prior satisfaction of the Rating Agency Condition.

Section 621.  ERISA Lien.  As of the Closing Date, the Issuer has not received notice that any Lien arising under ERISA has been filed against the assets of the Issuer.

Section 622.  Survival of Representations and Warranties.  So long as any of the Series 2013-1 Notes shall be Outstanding, the representations and warranties contained herein shall have a continuing effect as having been true when made.

ARTICLE VII

Miscellaneous Provisions

Section 701.  Ratification of Indenture.  As supplemented by this Supplement, the Indenture is in all respects ratified and confirmed and the Indenture as so supplemented by this Supplement shall be read, taken and construed as one and the same instrument.

Section 702.  Counterparts.  This Supplement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.  Delivery of an executed counterpart of this Supplement by facsimile or by electronic means shall be equally effective as of the delivery of an originally executed counterpart.

Section 703.  Governing Law.  THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 704.  Notices.  All demands, notices and communications hereunder shall be in writing, personally delivered, or by facsimile (with subsequent telephone confirmation of receipt thereof), or sent by internationally recognized overnight courier service, (a) in the case of the Indenture Trustee, at the following address: MAC N9311-161, Sixth Street and Marquette Avenue, Minneapolis, MN 55479; Attention:  Corporate Trust Services - Asset-Backed Administration, Telephone: (612) 667-8058, Facsimile: (612) 667-3467 (b) in the case of the Issuer, at the following address: Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, Telephone:  (441) 295-5950, Telefax:  (441) 292-4720, Attention:  Secretary, with a copy to each:  (i) CAI at its address at 1 Market Plaza, Suite 900, San Francisco, CA 94105, Telephone:  (415) 788-0100, Telefax:  (415) 788-3430, Attention:  CEO & CFO, (ii) Container Applications Limited at its address at Suite 102, Bush Hill, Bay Street, St. Michael, Barbados, West Indies, Telephone:  (246) 430-5310, Telefax:  (246) 430-5312, Attention:  CEO and CFO, (c) in the case of Standard & Poor’s, at the following address: Standard & Poor’s Ratings Services, 55 Water Street, 41st Floor, New York, New York 10041-0003, Attention: CDO Surveillance Group, or (d) at such other address as shall be designated by such party in a written notice to the other parties.  Any notice required or permitted to be given to a Series 2013-1 Noteholder shall be given by certified first class mail, postage prepaid (return receipt requested), or by courier, or by facsimile, with subsequent telephone confirmation of receipt thereof, in each case at the address of such Series 2013-1 Noteholder as shown in the Note Register or to the telephone and fax number furnished by such Series 2013-1 Noteholder. Notice shall be effective and deemed received (A) upon receipt, if sent by courier or U.S. mail, (B) upon receipt of confirmation of transmission, if sent by facsimile, or (C) when delivered, if delivered by hand. Any rights to notices conveyed to a Rating Agency pursuant to the terms hereof with respect to any Series shall terminate immediately if such Rating Agency no longer has a rating outstanding with respect to such Series.

Section 705.  Amendments and Modifications.  The terms of this Supplement may be waived, modified, or amended only in a written instrument signed by each of the Issuer, the Control Party for Series 2013-1 and the Indenture Trustee (except with respect to the matters set forth in Section 1001(a) of the Indenture, in the case of which any such waiver, modification or amendment shall be made subject to the terms of such Section 1001).  Any amendment to or modification or waiver of any of the provisions of this Supplement shall be deemed a supplemental indenture subject to Sections 1001 or 1002 of the Indenture.

Section 706.  Consent to Jurisdiction.  ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE ISSUER ARISING OUT OF OR RELATING TO THIS SUPPLEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, STATE OF NEW YORK AND THE ISSUER HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING THIS SUPPLEMENT, THE ISSUER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

Section 707.  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTIES HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS SUPPLEMENT OR ANY OTHER SERIES 2013-1 RELATED DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.

Section 708.  Successors.  This Supplement shall inure to the benefit of and be binding upon the Issuer, the Indenture Trustee and, by its acceptance of any Series 2013-1 Note or any legal or beneficial interest therein, each Series 2013-1 Noteholder and each Note Owner, and each of such Person’s successors and assigns.

Section 709.  Nonpetition Covenant.  Each Series 2013-1 Noteholder by its acquisition of a Series 2013-1 Note shall be deemed to covenant and agree, that it will not institute against the Issuer any bankruptcy, reorganization, arrangement insolvency or liquidation Proceedings, or other Proceedings under any federal or state bankruptcy or similar law, at any time other than on a date which is at least one (1) year and one (1) day after the last date on which any Note of any Series was Outstanding.

Section 710.  Recourse Against the Issuer.  No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Issuer as contained in this Supplement or any other agreement, instrument or document entered into by the Issuer pursuant hereto or in connection herewith shall be had against any administrator of the Issuer or any incorporator, affiliate, shareholder, officer, employee, manager or director of the Issuer or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Issuer contained in this Supplement and all of the other agreements, instruments and documents entered into by the Issuer pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of the Issuer, and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Issuer or any incorporator, shareholder, affiliate, officer, employee, manager or director of the Issuer or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of the Issuer contained in this Supplement or in any other such instruments, documents or agreements, or which are implied therefrom, and that any and all personal liability of every such administrator of the Issuer and each incorporator, shareholder, affiliate, officer, employee, manager or director of the Issuer or of any such administrator, as such, or any of them, for breaches by the Issuer of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Supplement.  The provisions of this Section 710 shall survive the termination of this Supplement.

Section 711.  Reports, Financial Statements and Other Information to Noteholders.  The Indenture Trustee will make available promptly upon receipt thereof to the Series 2013-1 Noteholders via the Indenture Trustee’s internet website at www.CTSLink.com the Equipment and Lease Report, the Manager’s Report, the Asset Base Report, and the annual insurance confirmation; provided, that, as a condition to access to the Indenture Trustee’s website, the Indenture Trustee shall require each such Series 2013-1 Noteholder to execute the Indenture Trustee’s standard form documentation, and upon such execution, each such Series 2013-1 Noteholder shall be deemed to have certified to the Indenture Trustee it (i) is a Series 2013-1 Noteholder, (ii) understands that such items contain material nonpublic information (within the meaning of U.S. Federal Securities laws), (iii) is requesting the information solely for use in evaluating such party’s investment in the Series 2013-1 Notes and will keep such information strictly confidential (with such exceptions and restrictions to distribution of the information as are more fully set forth in the information request certification) and (iv) is not a Competitor. Each time a Series 2013-1 Noteholder accesses the internet website, it will be deemed to have confirmed the representations and warranties made pursuant to the confirmation as of the date of such access. The Indenture Trustee will provide the Issuer with copies of such information request certification. Assistance in using the Indenture Trustee’s website can be obtained by calling the Indenture Trustee’s customer service desk at (866) 846-4526.

Section 712.  Commodity Pool Operator.  The parties hereto acknowledge and agree that the Indenture Trustee shall not be required to act as a "commodity pool operator" (as defined in the Commodity Exchange Act, as amended) or be required to undertake regulatory filings related to this Indenture or any other Transaction Document in connection therewith.

[Signature pages follow]

IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Supplement to be duly executed and delivered by their respective officers all as of the day and year first above written.

CAL FUNDING II LIMITED

By:	/s/ Timothy B. Page

Name: Timothy B. Page

Title: Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ Brad Martin

Name: Brad Martin

Title: Vice President

EXHIBIT A-1

FORM OF 144A BOOK-ENTRY NOTE

EXHIBIT A-2

FORM OF REGULATION S TEMPORARY BOOK-ENTRY NOTE

EXHIBIT A-3

FORM OF UNRESTRICTED BOOK-ENTRY NOTE

EXHIBIT A-4

FORM OF NOTE ISSUED TO INSTITUTIONAL ACCREDITED INVESTORS

EXHIBIT B

FORM OF
CERTIFICATE TO BE GIVEN BY NOTEHOLDER

[Euroclear Bank S.A./N.V., as operator
of the Euroclear Clearance System
1 Boulevard du Roi Albert II
B-1210 Brussels, Belgium]

[Clearstream Banking, société anonyme
67 Boulevard Grand-Duchesse Charlotte
L-1331 Luxembourg]

Re:
Fixed Rate Asset Backed Notes (the “Offered Notes”) issued pursuant to the Series 2013-1 Supplement, dated as of March 28, 2013, between CAL Funding II Limited (the “Issuer”) and Wells Fargo Bank, National Association (the “Indenture Trustee”) to the Indenture, dated as of October 18, 2012, between the Issuer and the Indenture Trustee.

This is to certify that as of the date hereof, and except as set forth below, the beneficial interest in the Offered Notes held by you for our account is owned by Persons that are not U.S. Persons (as defined in Rule 902 under the Securities Act of 1933, as amended).

The undersigned undertakes to advise you promptly by tested telex on or prior to the date on which you intend to submit your certification relating to the Offered Notes held by you in which the undersigned has acquired, or intends to acquire, a beneficial interest in accordance with your operating procedures if any applicable statement herein is not correct on such date. In the absence of any such notification, it may be assumed that this certification applies as of such date.

[This certification excepts beneficial interests in and does not relate to U.S. $_________ principal amount of the Offered Notes appearing in your books as being held for our account but that we have sold or as to which we are not yet able to certify.]

We understand that this certification is required in connection with certain securities laws in the United States of America. If administrative or legal Proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification or a copy thereof to any interested party in such Proceedings.

Dated:*	By:
Account Holder

*Certification must be dated on or after the 15th day before the date of the Euroclear or Clearstream certificate to which this certification relates.

EXHIBIT C

FORM OF
CERTIFICATE TO BE GIVEN BY EUROCLEAR OR CLEARSTREAM

Wells Fargo Bank, National Association,
  as Indenture Trustee and Note Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota  55479
Attention: Corporate Trust Services/Asset-Backed Administrator

Re:
Fixed Rate Asset Backed Notes (the “Offered Notes”) issued pursuant to the Series 2013-1 Supplement, dated as of March 28, 2013, between CAL Funding II Limited (the “Issuer”) and Wells Fargo Bank, National Association (the “Indenture Trustee”) to the Indenture, dated as of October 18, 2012, between the Issuer and the Indenture Trustee.

This is to certify that, based solely on certifications we have received in writing, by tested telex or by electronic transmission from member organizations appearing in our records as Persons being entitled to a portion of the principal amount set forth below (our “Member Organizations”) as of the date hereof, $__________ principal amount of the Offered Notes is owned by Persons (a) that are not U.S. Persons (as defined in Rule 902 under the Securities Act of 1933, as amended (the “Securities Act”), and used in Regulation S) or (b) who purchased their Offered Notes (or interests therein) in a transaction or transactions that did not require registration under the Securities Act.

We further certify (a) that we are not making available herewith for exchange any portion of the related Regulation S Temporary Book-Entry Note excepted in such certifications and (b) that as of the date hereof we have not received any notification from any of our Member Organizations to the effect that the statements made by them with respect to any portion of the part submitted herewith for exchange are no longer true and cannot be relied upon as of the date hereof.

We understand that this certification is required in connection with certain securities laws of the United States of America. If administrative or legal Proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification or a copy hereof to any interested party in such Proceedings.

Date:	Yours faithfully,

By:
[Morgan Guaranty Trust Company of New York, Brussels Office, as Operator of the Euroclear Clearance System] [Clearstream Banking, société anonyme]

EXHIBIT D

FORM OF
CERTIFICATE TO BE GIVEN BY TRANSFEREE OF BENEFICIAL INTEREST IN A
REGULATION S TEMPORARY BOOK-ENTRY NOTE

[Euroclear Bank S.A./N.V., as operator
of the Euroclear Clearance System
1 Boulevard du Roi Albert II
B-1210 Brussels, Belgium]

[Clearstream Banking, société anonyme
67 Boulevard Grand-Duchesse Charlotte
L-1331 Luxembourg]

Re:
Fixed Rate Asset Backed Notes (the “Offered Notes”) issued pursuant to the Series 2013-1 Supplement, dated as of March 28, 2013, between CAL Funding II Limited (the “Issuer”) and Wells Fargo Bank, National Association (the “Indenture Trustee”) to the Indenture, dated as of October 18, 2012, between the Issuer and the Indenture Trustee.

This is to certify that as of the date hereof, and except as set forth below, for purposes of acquiring a beneficial interest in the Offered Notes, the undersigned certifies that it is not a U.S. Person (as defined in Rule 902 under the Securities Act of 1933, as amended,  and used in Regulation S).

The undersigned undertakes to advise you promptly by tested telex on or prior to the date on which you intend to submit your certification relating to the Offered Notes held by you in which the undersigned intends to acquire a beneficial interest in accordance with your operating procedures if any applicable statement herein is not correct on such date. In the absence of any such notification, it may be assumed that this certification applies as of such date.

We understand that this certification is required in connection with certain securities laws in the United States of America. If administrative or legal Proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification or a copy thereof to any interested party in such Proceedings.

Dated:	By:

EXHIBIT E

FORM OF
TRANSFER CERTIFICATE FOR EXCHANGE OR
TRANSFER FROM 144A BOOK-ENTRY NOTE
TO REGULATION S BOOK-ENTRY NOTE

Wells Fargo Bank, National Association,
  as Indenture Trustee and Note Registrar
Sixth Street and Marquette Avenue
Minneapolis, Minnesota  55479
Attention:  Corporate Trust Services/Asset-Backed Administrator

Re:
Fixed Rate Asset Backed Notes (the “Offered Notes”) issued pursuant to the Series 2013-1 Supplement, dated as of March 28, 2013, between CAL Funding II Limited (the “Issuer”) and Wells Fargo Bank, National Association (the “Indenture Trustee”) to the Indenture, dated as of October 18, 2012, between the Issuer and the Indenture Trustee.

Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

This letter relates to U.S. $___________ principal amount of Offered Notes that are held as a beneficial interest in the 144A Book-Entry Note (CUSIP No. 12479LAC4) with DTC in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of the beneficial interest for an interest in the Regulation S Book-Entry Note (CUSIP No. G17686AB5) to be held with [Euroclear] [Clearstream] through DTC.

In connection with the request and in receipt of the Offered Notes, the Transferor does hereby certify that the exchange or transfer has been effected in accordance with the transfer restrictions set forth in the Indenture and the Offered Notes and:

(a)  pursuant to and in accordance with Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(i)   the offer of the Offered Notes was not made to a Person in the United States of America,

(ii)  either (A) at the time the buy order was originated, the transferee was outside the United States of America or the Transferor and any Person acting on its behalf reasonably believed that the transferee was outside the United States of America, or (B) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any Person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States of America,

(iii)  no directed selling efforts have been made in contravention of the requirements of Rule 903 or 904 of Regulation S, as applicable, and the other conditions of Rule 903 or Rule 904 of Regulation S, as applicable, have been satisfied and

(iv)  the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act, and

E-1

(b)  with respect to transfers made in reliance on Rule 144A under the Securities Act, the Transferor does hereby certify that the Notes are being transferred in a transaction permitted by Rule 144A under the Securities Act.

This certification and the statements contained herein are made for your benefit and the benefit of the Issuer and Wells Fargo Securities, LLC, as the Initial Purchaser.

[Insert name of Transferor]

Dated:	By:
Title:

E-2

EXHIBIT F

FORM OF
INITIAL PURCHASER EXCHANGE INSTRUCTIONS

Depository Trust Company
55 Water Street
50th Floor
New York, New York 10041

Re:
$__________ of the Fixed Rate Asset Backed Notes, Series 2013-1 (the “Notes”) issued pursuant to the Series 2013-1 Supplement, dated as of  March 28, 2013, between CAL Funding II Limited (the “Issuer”) and Wells Fargo Bank, National Association (the “Indenture Trustee”) to the Indenture, dated as of October 18, 2012, between the Issuer and the Indenture Trustee.

Pursuant to Section 207 of the Series 2013-1 Supplement, Wells Fargo Securities, LLC (the “Initial Purchaser”), hereby requests that $____________ aggregate principal amount of the Notes held by you for our account and represented by the Regulation S Temporary Book-Entry Note (CUSIP No. G17686AB5) (as defined in the Series 2013-1 Supplement) be exchanged for an equal principal amount represented by the 144A Book-Entry Note (CUSIP No. 12479LAC4) to be held by you for our account.

Dated:	Wells Fargo Securities, LLC
as an Initial Purchaser

By:
Title:

SCHEDULE I

Minimum Targeted Principal Balance by Period

Period	Date	Min Target	Period	Date	Min Target	Period	Date	Min Period
0	3/26/2013	$229,000,000	61	4/25/2018	$151,394,444	122	5/25/2023	$73,788,889
1	4/25/2013	$227,727,778	62	5/25/2018	$150,122,222	123	6/25/2023	$72,516,667
2	5/25/2013	$226,455,556	63	6/25/2018	$148,850,000	124	7/25/2023	$71,244,444
3	6/25/2013	$225,183,333	64	7/25/2018	$147,577,778	125	8/25/2023	$69,972,222
4	7/25/2013	$223,911,111	65	8/25/2018	$146,305,556	126	9/25/2023	$68,700,000
5	8/25/2013	$222,638,889	66	9/25/2018	$145,033,333	127	10/25/2023	$67,427,778
6	9/25/2013	$221,366,667	67	10/25/2018	$143,761,111	128	11/25/2023	$66,155,556
7	10/25/2013	$220,094,444	68	11/25/2018	$142,488,889	129	12/25/2023	$64,883,333
8	11/25/2013	$218,822,222	69	12/25/2018	$141,216,667	130	1/25/2024	$63,611,111
9	12/25/2013	$217,550,000	70	1/25/2019	$139,944,444	131	2/25/2024	$62,338,889
10	1/25/2014	$216,277,778	71	2/25/2019	$138,672,222	132	3/25/2024	$61,066,667
11	2/25/2014	$215,005,556	72	3/25/2019	$137,400,000	133	4/25/2024	$59,794,444
12	3/25/2014	$213,733,333	73	4/25/2019	$136,127,778	134	5/25/2024	$58,522,222
13	4/25/2014	$212,461,111	74	5/25/2019	$134,855,556	135	6/25/2024	$57,250,000
14	5/25/2014	$211,188,889	75	6/25/2019	$133,583,333	136	7/25/2024	$55,977,778
15	6/25/2014	$209,916,667	76	7/25/2019	$132,311,111	137	8/25/2024	$54,705,556
16	7/25/2014	$208,644,444	77	8/25/2019	$131,038,889	138	9/25/2024	$53,433,333
17	8/25/2014	$207,372,222	78	9/25/2019	$129,766,667	139	10/25/2024	$52,161,111
18	9/25/2014	$206,100,000	79	10/25/2019	$128,494,444	140	11/25/2024	$50,888,889
19	10/25/2014	$204,827,778	80	11/25/2019	$127,222,222	141	12/25/2024	$49,616,667
20	11/25/2014	$203,555,556	81	12/25/2019	$125,950,000	142	1/25/2025	$48,344,444
21	12/25/2014	$202,283,333	82	1/25/2020	$124,677,778	143	2/25/2025	$47,072,222
22	1/25/2015	$201,011,111	83	2/25/2020	$123,405,556	144	3/25/2025	$45,800,000
23	2/25/2015	$199,738,889	84	3/25/2020	$122,133,333	145	4/25/2025	$44,527,778
24	3/25/2015	$198,466,667	85	4/25/2020	$120,861,111	146	5/25/2025	$43,255,556
25	4/25/2015	$197,194,444	86	5/25/2020	$119,588,889	147	6/25/2025	$41,983,333
26	5/25/2015	$195,922,222	87	6/25/2020	$118,316,667	148	7/25/2025	$40,711,111
27	6/25/2015	$194,650,000	88	7/25/2020	$117,044,444	149	8/25/2025	$39,438,889
28	7/25/2015	$193,377,778	89	8/25/2020	$115,772,222	150	9/25/2025	$38,166,667
29	8/25/2015	$192,105,556	90	9/25/2020	$114,500,000	151	10/25/2025	$36,894,444
30	9/25/2015	$190,833,333	91	10/25/2020	$113,227,778	152	11/25/2025	$35,622,222
31	10/25/2015	$189,561,111	92	11/25/2020	$111,955,556	153	12/25/2025	$34,350,000
32	11/25/2015	$188,288,889	93	12/25/2020	$110,683,333	154	1/25/2026	$33,077,778
33	12/25/2015	$187,016,667	94	1/25/2021	$109,411,111	155	2/25/2026	$31,805,556
34	1/25/2016	$185,744,444	95	2/25/2021	$108,138,889	156	3/25/2026	$30,533,333
35	2/25/2016	$184,472,222	96	3/25/2021	$106,866,667	157	4/25/2026	$29,261,111
36	3/25/2016	$183,200,000	97	4/25/2021	$105,594,444	158	5/25/2026	$27,988,889
37	4/25/2016	$181,927,778	98	5/25/2021	$104,322,222	159	6/25/2026	$26,716,667
38	5/25/2016	$180,655,556	99	6/25/2021	$103,050,000	160	7/25/2026	$25,444,444
39	6/25/2016	$179,383,333	100	7/25/2021	$101,777,778	161	8/25/2026	$24,172,222
40	7/25/2016	$178,111,111	101	8/25/2021	$100,505,556	162	9/25/2026	$22,900,000
41	8/25/2016	$176,838,889	102	9/25/2021	$99,233,333	163	10/25/2026	$21,627,778
42	9/25/2016	$175,566,667	103	10/25/2021	$97,961,111	164	11/25/2026	$20,355,556
43	10/25/2016	$174,294,444	104	11/25/2021	$96,688,889	165	12/25/2026	$19,083,333
44	11/25/2016	$173,022,222	105	12/25/2021	$95,416,667	166	1/25/2027	$17,811,111
45	12/25/2016	$171,750,000	106	1/25/2022	$94,144,444	167	2/25/2027	$16,538,889
46	1/25/2017	$170,477,778	107	2/25/2022	$92,872,222	168	3/25/2027	$15,266,667
47	2/25/2017	$169,205,556	108	3/25/2022	$91,600,000	169	4/25/2027	$13,994,444
48	3/25/2017	$167,933,333	109	4/25/2022	$90,327,778	170	5/25/2027	$12,722,222
49	4/25/2017	$166,661,111	110	5/25/2022	$89,055,556	171	6/25/2027	$11,450,000
50	5/25/2017	$165,388,889	111	6/25/2022	$87,783,333	172	7/25/2027	$10,177,778
51	6/25/2017	$164,116,667	112	7/25/2022	$86,511,111	173	8/25/2027	$8,905,556
52	7/25/2017	$162,844,444	113	8/25/2022	$85,238,889	174	9/25/2027	$7,633,333
53	8/25/2017	$161,572,222	114	9/25/2022	$83,966,667	175	10/25/2027	$6,361,111
54	9/25/2017	$160,300,000	115	10/25/2022	$82,694,444	176	11/25/2027	$5,088,889
55	10/25/2017	$159,027,778	116	11/25/2022	$81,422,222	177	12/25/2027	$3,816,667
56	11/25/2017	$157,755,556	117	12/25/2022	$80,150,000	178	1/25/2028	$2,544,444
57	12/25/2017	$156,483,333	118	1/25/2023	$78,877,778	179	2/25/2028	$1,272,222
58	1/25/2018	$155,211,111	119	2/25/2023	$77,605,556	180	3/25/2028	$0
59	2/25/2018	$153,938,889	120	3/25/2023	$76,333,333
60	3/25/2018	$152,666,667	121	4/25/2023	$75,061,111

Scheduled Targeted Principal Balance by Period

Period	Date	Sched Target	Period	Date	Sched Target	Period	Date	Sched Target
0	3/26/2013	$229,000,000	61	4/25/2018	$112,591,667	122	5/25/2023	$0
1	4/25/2013	$227,091,667	62	5/25/2018	$110,683,333	123	6/25/2023	$0
2	5/25/2013	$225,183,333	63	6/25/2018	$108,775,000	124	7/25/2023	$0
3	6/25/2013	$223,275,000	64	7/25/2018	$106,866,667	125	8/25/2023	$0
4	7/25/2013	$221,366,667	65	8/25/2018	$104,958,333	126	9/25/2023	$0
5	8/25/2013	$219,458,333	66	9/25/2018	$103,050,000	127	10/25/2023	$0
6	9/25/2013	$217,550,000	67	10/25/2018	$101,141,667	128	11/25/2023	$0
7	10/25/2013	$215,641,667	68	11/25/2018	$99,233,333	129	12/25/2023	$0
8	11/25/2013	$213,733,333	69	12/25/2018	$97,325,000	130	1/25/2024	$0
9	12/25/2013	$211,825,000	70	1/25/2019	$95,416,667	131	2/25/2024	$0
10	1/25/2014	$209,916,667	71	2/25/2019	$93,508,333	132	3/25/2024	$0
11	2/25/2014	$208,008,333	72	3/25/2019	$91,600,000	133	4/25/2024	$0
12	3/25/2014	$206,100,000	73	4/25/2019	$89,691,667	134	5/25/2024	$0
13	4/25/2014	$204,191,667	74	5/25/2019	$87,783,333	135	6/25/2024	$0
14	5/25/2014	$202,283,333	75	6/25/2019	$85,875,000	136	7/25/2024	$0
15	6/25/2014	$200,375,000	76	7/25/2019	$83,966,667	137	8/25/2024	$0
16	7/25/2014	$198,466,667	77	8/25/2019	$82,058,333	138	9/25/2024	$0
17	8/25/2014	$196,558,333	78	9/25/2019	$80,150,000	139	10/25/2024	$0
18	9/25/2014	$194,650,000	79	10/25/2019	$78,241,667	140	11/25/2024	$0
19	10/25/2014	$192,741,667	80	11/25/2019	$76,333,333	141	12/25/2024	$0
20	11/25/2014	$190,833,333	81	12/25/2019	$74,425,000	142	1/25/2025	$0
21	12/25/2014	$188,925,000	82	1/25/2020	$72,516,667	143	2/25/2025	$0
22	1/25/2015	$187,016,667	83	2/25/2020	$70,608,333	144	3/25/2025	$0
23	2/25/2015	$185,108,333	84	3/25/2020	$68,700,000	145	4/25/2025	$0
24	3/25/2015	$183,200,000	85	4/25/2020	$66,791,667	146	5/25/2025	$0
25	4/25/2015	$181,291,667	86	5/25/2020	$64,883,333	147	6/25/2025	$0
26	5/25/2015	$179,383,333	87	6/25/2020	$62,975,000	148	7/25/2025	$0
27	6/25/2015	$177,475,000	88	7/25/2020	$61,066,667	149	8/25/2025	$0
28	7/25/2015	$175,566,667	89	8/25/2020	$59,158,333	150	9/25/2025	$0
29	8/25/2015	$173,658,333	90	9/25/2020	$57,250,000	151	10/25/2025	$0
30	9/25/2015	$171,750,000	91	10/25/2020	$55,341,667	152	11/25/2025	$0
31	10/25/2015	$169,841,667	92	11/25/2020	$53,433,333	153	12/25/2025	$0
32	11/25/2015	$167,933,333	93	12/25/2020	$51,525,000	154	1/25/2026	$0
33	12/25/2015	$166,025,000	94	1/25/2021	$49,616,667	155	2/25/2026	$0
34	1/25/2016	$164,116,667	95	2/25/2021	$47,708,333	156	3/25/2026	$0
35	2/25/2016	$162,208,333	96	3/25/2021	$45,800,000	157	4/25/2026	$0
36	3/25/2016	$160,300,000	97	4/25/2021	$43,891,667	158	5/25/2026	$0
37	4/25/2016	$158,391,667	98	5/25/2021	$41,983,333	159	6/25/2026	$0
38	5/25/2016	$156,483,333	99	6/25/2021	$40,075,000	160	7/25/2026	$0
39	6/25/2016	$154,575,000	100	7/25/2021	$38,166,667	161	8/25/2026	$0
40	7/25/2016	$152,666,667	101	8/25/2021	$36,258,333	162	9/25/2026	$0
41	8/25/2016	$150,758,333	102	9/25/2021	$34,350,000	163	10/25/2026	$0
42	9/25/2016	$148,850,000	103	10/25/2021	$32,441,667	164	11/25/2026	$0
43	10/25/2016	$146,941,667	104	11/25/2021	$30,533,333	165	12/25/2026	$0
44	11/25/2016	$145,033,333	105	12/25/2021	$28,625,000	166	1/25/2027	$0
45	12/25/2016	$143,125,000	106	1/25/2022	$26,716,667	167	2/25/2027	$0
46	1/25/2017	$141,216,667	107	2/25/2022	$24,808,333	168	3/25/2027	$0
47	2/25/2017	$139,308,333	108	3/25/2022	$22,900,000	169	4/25/2027	$0
48	3/25/2017	$137,400,000	109	4/25/2022	$20,991,667	170	5/25/2027	$0
49	4/25/2017	$135,491,667	110	5/25/2022	$19,083,333	171	6/25/2027	$0
50	5/25/2017	$133,583,333	111	6/25/2022	$17,175,000	172	7/25/2027	$0
51	6/25/2017	$131,675,000	112	7/25/2022	$15,266,667	173	8/25/2027	$0
52	7/25/2017	$129,766,667	113	8/25/2022	$13,358,333	174	9/25/2027	$0
53	8/25/2017	$127,858,333	114	9/25/2022	$11,450,000	175	10/25/2027	$0
54	9/25/2017	$125,950,000	115	10/25/2022	$9,541,667	176	11/25/2027	$0
55	10/25/2017	$124,041,667	116	11/25/2022	$7,633,333	177	12/25/2027	$0
56	11/25/2017	$122,133,333	117	12/25/2022	$5,725,000	178	1/25/2028	$0
57	12/25/2017	$120,225,000	118	1/25/2023	$3,816,667	179	2/25/2028	$0
58	1/25/2018	$118,316,667	119	2/25/2023	$1,908,333	180	3/25/2028	$0
59	2/25/2018	$116,408,333	120	3/25/2023	$0
60	3/25/2018	$114,500,000	121	4/25/2023	$0